EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 2/nd/ day of December, 2002, by and between Gregory R. Boozer (the "Executive") and DAN RIVER INC., a Georgia corporation (the "Company");

                              W I T N E S S E T H:

                  WHEREAS, the Executive has been employed by the Company as the Executive Vice President-Manufacturing of the Company since October 28, 1998; and

                  WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions contained herein; and

                  WHEREAS, to induce the Executive to continue in the employ of the Company, the Company wishes to enter into this Agreement;

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  Section 1.     Employment

                  1.1. Duties. Subject to the terms hereof, the Company hereby employs the Executive as the Executive Vice President-Manufacturing of the Company, and the Executive hereby accepts such employment. The Executive agrees that during the employment of the Executive pursuant to this Agreement, the Executive shall devote his full business time and attention to the business of the Company. The Executive shall report exclusively to and shall be accountable exclusively to the Company's Chief Executive Officer or its Chief Operating Officer.

                  1.2.  Other Activities. The Executive may, without limitation,
(i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and
(iii) manage personal investments, provided such activities do not materially interfere with the performance of the Executive's responsibilities to the Company hereunder. The parties hereto expressly understand and agree that to the extent the Executive has engaged in any such activities prior to the date of this Agreement, any subsequent conduct of activities similar in nature and scope to such previous activities shall not be deemed to materially interfere with the performance of the Executive's duties hereunder.

                  Section 2.     Compensation; Expenses

                  2.1. Salary. Commencing on the date of this Agreement, the Company shall pay the Executive a base salary (the "Base Salary") at a rate equal to the rate being paid to the Executive immediately prior to the execution of this Agreement. During the term of this Agreement, the Company will not reduce the Executive's salary (unless such reduction applies generally to all salaried employees), and the Company will fairly consider the Executive for salary increases, based upon objective criteria, at least as often as salaried employees generally are considered for increases.

                  2.2. Bonus. In addition to the Base Salary, the Company shall pay the Executive, for each fiscal year ending during the term of this Agreement, an annual bonus (the "Bonus") pursuant to the Dan River Inc. Management Incentive Plan (the "MIP") in existence as of the date hereof, or any comparable or successor plan. The Bonus shall be computed based upon a target level of participation at or above the Executive's target level of participation in the MIP as of the date of this Agreement. The Company shall not reduce the target level to which the Executive is assigned unless target levels are reduced to substantially the same extent for all senior executives of the Company. The Bonus shall be payable in cash promptly after the date on which the audited financial statements of the Company are first available for the fiscal year for which the Bonus is awarded, unless the Executive shall otherwise timely elect to defer the receipt of such Bonus under any deferred compensation plan of the Company then in effect.

                  2.3. Expenses. The Executive shall be reimbursed promptly for all reasonable business-related expenses incurred by the Executive in accordance with the policies and procedures of the Company applicable to other senior executives thereof.

                  Section 3.     Term; Termination of Agreement.

                  3.1. Term; Termination. The Term of this Agreement shall commence on the date first set out above and shall continue in effect for a period of three (3) years, with the term automatically extending on the first and each subsequent anniversary of the Agreement for one additional year, unless the Executive or the Company gives written notice to the other prior to any anniversary date that the Agreement will not be so extended; provided, however, upon the occurrence of a "Change in Control" as defined hereinbelow, this Agreement shall automatically renew for a term of three (3) years from the Change in Control Date, subject thereafter to further automatic renewal and/or notice of termination as provided above. This Agreement shall also terminate upon the occurrence of any of the following events:

                  (a) the death or total disability of the Executive (total disability meaning the failure of the Executive to perform his normal required services hereunder for a period of six consecutive months during the term hereof by reason of the Executive's mental or physical disability) (a "Disability Termination Event");

                  (b) termination by the Company of the Executive's employment hereunder for "Good Cause," which shall exist upon the occurrence of any of the following: (i) the Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement, (ii) the Executive engages in a fraudulent act to the material damage or prejudice of the Company, or (iii) the Executive otherwise fails to comply with the terms of this Agreement or deviates from any written policies or procedures of the Company, in either such case to the material detriment of the Company and, within 30 days after written notice from the Company of such failure or deviation, the Executive has not corrected such failure (in any such case, a "Good Cause Termination Event");

                  (c) termination by the Company of the Executive's employment hereunder for any reason other than as a result of a Good Cause Termination Event (a "No Cause Termination Event");

                  (d) termination by the Executive of the Executive's employment hereunder for "Good Reason", which shall mean (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority or duties or responsibilities as contemplated by (S) 1 hereof or any other action by the Company that results in a material diminishment in such position, authority, duties or responsibilities, other than action or inaction on the part of the Company that is corrected by the Company within 30 days after receipt of written notice thereof given by the Executive, (ii) any failure by the Company to comply with the terms of this Agreement, including, without limitation, Sections 2 and 5 hereof, which is not corrected by the Company within 30 days after receipt of written notice thereof given by the Executive, (iii) the Company's requiring the Executive to be based at any office or location more than 50 miles away from that at which the Executive is based as of the date of this Agreement; provided, however, the Company may require travel reasonably consistent with past practices in the performance of the Executive's responsibilities, or (iv) any purported termination by the Company of the Executive's employment pursuant to this Agreement other than as permitted herein, in each such case without the prior written consent of the Executive (in any such case, a "Good Reason Termination Event"); or

                  (e) voluntary termination by the Executive of the Executive's employment hereunder other than for "Good Reason" (as defined above) (a "Voluntary Termination Event").

                  3.2. Notice of Termination. Any termination of the Executive's employment hereunder by the Company or the Executive (other than by reason of death) shall be communicated by a Notice of Termination to the other party hereto given in accordance with the requirements of (S) 7.10 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  3.3   Change in Control.

                  (a) The term "Change in Control" for purposes of this Agreement shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
         Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as in effect at the time of such "change in control", provided that such a change in control shall be deemed to have occurred at such time as

                  (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than Joseph L. Lanier, Jr., is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 30% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company;

                  (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

                  (iii) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

                  (iv) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange unless
                  (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own securities representing 66 2/3% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in (S) 3.3(a)(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in (S) 3.3(a)(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in (S) 3.3(a)(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in (S) 3.3(a)(iv)(A) immediately before the consummation of such transaction.

                  (b) Change in Control Date. The term "Change in Control Date" for purposes of this Agreement shall mean the date which includes the "closing" of the transaction which results from a Change in Control or, if there is no transaction which results from a Change in Control, the date of such Change in Control as reported by the Company to the Securities and Exchange Commission.

                  (c) Vesting of Equity-based Awards. All outstanding options, restricted stock and other equity-based awards which have been granted to Executive shall immediately vest on a Change in Control Date.

                  Section 4.     Result of Termination.

                  4.1. Termination As Result of Voluntary or Good Cause Termination Events. If the Executive's employment hereunder is terminated prior to its expiration as a result of the occurrence of a Voluntary Termination Event or a Good Cause Termination Event, as of the date of the termination of Executive's employment hereunder, the Company shall have no further obligation to pay to the Executive any Base Salary, Bonus or any other benefits pursuant to this Agreement. If such termination occurs prior to the end of any pay period, the Executive shall be entitled to receive a portion of the Base Salary for such pay period prorated to the date on which the Executive's employment is terminated.

                  4.2. Termination As Result of No Cause or Good Reason Termination Event.

                  (a) Severance Payments. If the Executive's employment hereunder is terminated as a result of the occurrence of a No Cause Termination Event or a Good Reason Termination Event, the Company shall pay to the Executive (i) the amount of Base Salary to which Executive would be entitled upon a termination of employment under a Voluntary Termination Event as described in (S) 4.1, and (ii) an amount equal to the Bonus the Executive would have been paid had the Executive remained employed throughout the year in which Executive's termination of employment occurred multiplied by a fraction, the numerator of which is the number of days during the year before Executive's termination of employment and the denominator of which is 365, plus (iii) an amount equal to 200% of Executive's aggregate annual Base Salary then in effect, plus 200% of the Executive's target Bonus for the year in which occurs the termination of employment and (iv) all reasonable business-related expenses incurred by the Executive prior to such termination for which the Executive would have been reimbursed pursuant to (S) 2.5 hereof (the amounts referred to in clauses (i), (ii), (iii) and (iv) being the "Severance Payments"). Except for the amount referred to in clause (ii), the Severance Payments shall be paid by the Company to the Executive within 10 days after such termination. The amount referred to in clause (ii) shall be paid as soon as is practicable after it is capable of being determined.

                  (b) Severance Benefits. In addition to the Severance Payments, the Company shall continue to provide to the Executive (i) coverage under the healthcare, life insurance and accidental death and dismemberment plans programs and policies described in (S) 5.1 in which the Executive was covered immediately before the Executive's employment terminated as if Executive had remained employed by the Company for 24 additional months after the actual termination of Executive's employment with no reduction in Executive's level of coverage, and (ii) credit as of the Executive's termination date with an additional retirement benefit equivalent to two additional "Years of Service" calculated and paid in the manner specified in the Dan River Inc. Restricted Supplemental Executive Retirement Plan as in effect on the earlier of the Change in Control Date or the Executive's date of termination, as if the Executive had remained employed by the Company and received the same Base Salary and target bonus in effect as of the date of termination for 24 additional consecutive months after the actual termination of his employment (the amounts referred to in clauses (i) and (ii) being the "Severance Benefits"). At the end of 24 consecutive months following Executive's termination of employment, the Company shall, subject to (S) 4.3, make available to the Executive whatever healthcare continuation ("COBRA") coverage the Company would have been required under applicable law to make available to the Executive as of his employment termination date, or comparable coverage at comparable cost to the Executive.

                  (c) Gross Up Payment. If all or any portion of the Severance Payments, the Severance Benefits or any other payment made to the Executive by or on behalf of the Company under this (S) 4.2 is subject to excise tax under (S) 4999 of the Internal Revenue Code of 1986, as amended (which shall be referred to in this (S) 4.2(c) as the "Code"), the Company shall pay to the Executive a "Gross Up Payment." The term "Gross Up Payment" as used in this Agreement shall mean a payment to or on behalf of the Executive which shall be sufficient to pay (i) 100% of any excise tax described in this (S) 4.2(c), (ii) 100% of any federal, state and local income tax and social security tax and other employment tax on the payment described in clause (i) above, and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive which are related to the payment of such excise tax unless such interest or penalties are attributable to Executive's willful misconduct or negligence. A Gross Up Payment shall be made by the Company promptly after either the Company or the Company's independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to the Executive by the Company and any other person will result in the Executive's being subject to an excise tax under (S) 4999 of the Code or such an excise tax is assessed against the Executive as a result of any such payments and other benefits if the Executive takes such action as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax. Any determinations under this
         (S)4.2(c) shall be made in accordance with (S) 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that the Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company's independent accountants, lawyers and other advisors as the Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

                  (d) Other than the Severance Payments, the Severance Benefits and the Gross Up Payment, the Company shall have no further obligation to pay the Executive any Base Salary, Bonus or any other benefits pursuant to this Agreement if the Executive's employment hereunder is terminated as a result of the occurrence of a No Cause Termination Event or a Good Reason Termination Event.

                  4.3. Employment with Successor Employer. If, after a No Cause or a Good Reason Termination Event, the Executive accepts employment with a successor employer that offers coverage under healthcare, life insurance and accidental death and dismemberment plans, programs and policies substantially comparable to those plans, programs and policies afforded the Executive by the Company, the Company's obligation to provide coverage under such plans, programs and policies shall cease as and to the extent substantially comparable benefits become available to the Executive through the successor employer. The Executive shall keep the Company informed of any successor employer and the healthcare, life insurance and accidental death and dismemberment plans, programs and policies offered by any such employer. This (S) 4.3 shall not confer any right on the Company (independent of its rights under applicable law) to fail to make available healthcare continuation coverage as is required by applicable law to the Executive, any dependent or former dependent of the Executive or other beneficiary entitled to such coverage.

                  4.4. Termination As Result of Disability Termination Event. If the Executive's employment hereunder is terminated as a result of a Disability Termination Event, as of the date of the termination of the Executive's employment hereunder, the Company shall have no further obligation to pay the Executive any Base Salary, Bonus or any other benefits pursuant to this Agreement. If such termination occurs prior to the end of any pay period, the Executive shall be entitled to receive a portion of the Base Salary and Bonus for such pay period prorated to the date on which the Executive's employment is terminated as provided in (S) 4.2(a)(i) above. Notwithstanding the foregoing, if this Agreement is terminated as a result of the (a) death of the Executive, the

Executive's family shall be entitled to receive benefits at least equal to those provided by the Company to surviving families of senior executives of the Company under such plans, programs and policies relating to family death benefits, if any, in effect on the date of the Executive's death, or (b) total disability of the Executive as described in (S) 3.1(a), in addition to the benefits contemplated by (S) 5.1, the Executive shall be entitled to receive disability and other benefits (provided that the Executive has paid applicable premiums therefor) at least equal to those provided by the Company to disabled employees and their families in accordance with such plans, program and policies relating to disability, if any, in effect on the date of the Executive's total disability.

                  Section 5.     Additional Employment Benefits

                  5.1. Benefits. The Company shall provide the Executive with such healthcare, life, accidental death and dismemberment and disability insurance as the Board shall authorize from time to time for the benefit of senior executives of the Company generally. In addition, the Executive shall have the right to participate in all incentive, savings and retirement plans (including without limitation "non-qualified" plans) available to senior executives of the Company generally and to receive such additional fringe benefits as the Board shall authorize from time to time for the benefit of senior executives of the Company generally.

                  5.2. Vacation. The Executive shall receive at least four (4) weeks of paid vacation time each calendar year during the term of his employment hereunder, which vacation shall be prorated if the Executive's employment hereunder is terminated prior to December 31 of any year.

                  Section 6.     Covenants

                  6.1. Confidential Information. Other than in connection with performing his duties in good faith hereunder, during and for a period of two years subsequent to termination of the Executive's employment for any reason, the Executive hereby agrees that he will hold in confidence any confidential information relating to the business or operations of the Company ("Confidential Information") and will not use or disclose the same to any third party for any reason (unless disclosure is compelled by judicial or administrative process, or in the reasonable opinion of the Executive's counsel, by other requirements of law). For purposes of this Agreement, the term "Confidential Information" means any secret, confidential or proprietary information possessed by the Company relating to the Company's businesses, including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, database technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company. Confidential Information shall not include information (a) known by the Executive prior to his employment by the Company in any capacity, (b) ascertained by the Executive other than in his capacity as the Executive Vice President-Manufacturing of the Company, (c) ascertainable or obtained from public or published sources, or (d) that is or becomes known to the public (other than through a breach of this Agreement).

                  6.2. Non-solicitation of Employees. If the Executive's employment hereunder is terminated for any reason, the Executive agrees that he shall not, during the two year period after the date of such termination, without the Company's prior written consent, (a) directly or indirectly, knowingly solicit or encourage to leave the employment of the Company, any salaried employee of the Company with whom Executive had contact, knowledge of or association at any time during the one year period immediately preceding Executive's termination of employment, or (b) hire or assist any other person or entity in hiring any salaried employee (other than the personal secretary of the Executive or a relative of the Executive) who has left the employment of the Company within one year of such termination of the Executive's employment and with whom Executive had contact, knowledge of or association at any time during the one year period immediately preceding Executive's termination of employment;

provided, however, that the Executive shall not be prohibited from hiring any employee of the Company whose employment has been terminated by the Company without good cause.

                  6.3. Non-solicitation of Customers. If the Executive's employment hereunder is terminated for any reason, the Executive agrees that he shall not, during the two year period after the date of such termination, call on or solicit on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, for the purpose of competing with the Company, any customers of the Company with whom the Executive had contact at any time during the one year period immediately preceding the applicable termination event.

                  6.4. No Waiver. This (S) 6 is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes, including the common law or applicable statutes for the protection of confidential information or trade secrets.

                  Section 7.     Miscellaneous

                  7.1. Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent permitted under applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) incurred in connection with any asserted or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was an officer, director or employee of the Company or its former parent, Braelan Corp. ("Braelan") or was serving at the request of the Company or Braelan as an officer, director, employee, fiduciary or agent of another corporation or other entity. In the event that the Executive shall receive written notice of any claim or proceeding against him that, if successful, might result in a claim under this (S) 7.1, the Executive shall give written notice to the Company of such claim or proceeding and shall permit the Company to participate in the defense of such claim or proceeding by counsel of the Company's own choosing and at the expense of the Company. In addition, upon the written request of the Company, the Company may assume at its own expense the defense of any such claim or proceeding, provided that the Executive may participate at his expense in any such defense to the extent he may deem necessary or appropriate to protect his interests. Upon the final determination of any such claim or proceeding, the defense of which has been assumed by the Company, the Company shall fully discharge at its own expense all liability of the Executive and shall be entitled at its own expense, but without any liability of the Executive therefor, to compromise or settle any such claim or proceeding upon terms reasonably satisfactory to both the Company and the Executive.

                  7.2. No Disclosure. Each party hereto agrees that if the Executive's employment by the Company is terminated for any reason whatsoever, each party hereto will keep confidential and not make any public disclosures concerning the circumstances relating to such termination.

                  7.3. No Litigation. The Executive represents and warrants to the Company that there are no litigation proceedings pending or, to his knowledge, threatened against the Executive in his individual capacity or in any capacity that might give rise to a claim for indemnification under (S) 7.1 hereof.

                  7.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Executive and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that the Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company. Subject to the foregoing, there are no third party beneficiaries of this Agreement.

                  7.5. No Mitigation. In no event shall the Executive be obligated to seek employment in mitigation of amounts payable to the Executive pursuant to (S) 4 hereof, and the employment of the Executive after the termination of the Executive's employment by the Company shall not affect in any way or offset any amounts payable to the Executive pursuant to this Agreement.

                  7.6. Fees. The Company agrees to pay to the Executive to the fullest extent permitted by law all fees and expenses (including reasonable attorneys' fees) incurred by the Executive in seeking to enforce any provision of this Agreement, provided that the Executive shall refund such fee and expense payments if it is finally judicially determined that the Executive is not entitled to any relief.

                  7.7. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia, without reference to principles of conflict of laws. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such Provision.

                  7.8. Survival of Certain Agreements. The agreements and covenants set forth in (S) 6 hereof shall survive the termination of the Executive's employment under this Agreement for any reason.

                  7.9. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.10. Notices. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or five (5) business days after being sent by first class mail, certified, return receipt requested, and addressed as follows:

                  (a) If to the Executive, addressed to:

                          Gregory R. Boozer
                          111 Westwood Drive
                          Danville, Virginia 24541

                  (b) If to the Company, addressed to:

                          Dan River Inc.
                          2291 Memorial Drive
                          Danville, Virginia  24541

                          Attention:       Board of Directors
                                           c/o Corporate Secretary

or to such other person or address as shall be furnished in writing by any party to the other prior to the giving of the applicable notice or communication.

                  7.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  7.12. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

                  7.13. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates for which the Executive may qualify, nor, except as set forth in (S) 7.15 below, shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates at or subsequent to the date on which his employment hereunder is terminated shall be payable in accordance with such plan or program.

                  7.14. Severability. In the event that any provision of this Agreement shall be deemed invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

                  7.15. Prior Agreements. This agreement replaces and supersedes that certain agreement dated as of September 3, 1991 concerning the subject matter hereof, which Agreement is hereby cancelled as of the effective date of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          THE COMPANY
                                          DAN RIVER INC.


                                          By: /s/ Joseph L. Lanier, Jr.
                                              ---------------------------------
                                              Joseph L. Lanier, Jr.
                                              Chairman




[CORPORATE SEAL]


ATTEST:


By: /s/ Harry L. Goodrich
    -----------------------------
    Harry L. Goodrich
    Secretary

                                          THE EXECUTIVE


                                           /s/ Gregory R. Boozer
                                          --------------------------------------
                                          Gregory R. Boozer